______________________________________________________________________________

PURCHASE AND SALE AGREEMENT

by and among

Gajan A. Mahendiran and Amudha Mahendiran,

as Buyer,

and

TRXADE GROUP, INC.,

as Seller

______________________________________________________________________________

PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT (this “Agreement”), dated as of December 31, 2016 (the “Agreement Date”), is entered into by and among Gajan A. Mahendiran and Amudha Mahendiran (collectively the “Buyer”), and TRXADE GROUP, INC., a Delaware corporation (“Seller”). Buyer and Seller are sometimes hereinafter referred to individually as a “Party” and collectively as the “Parties.”

WHEREAS, Seller owns one hundred percent (100%) of all Ownership Interests (the “Seller’s Equity Interest”) in Westminster Pharmaceuticals, LLC, a Delaware limited liability company (“Westminster”), which is in the wholesale and private label pharmaceutical distribution business (the “Business”);

WHEREAS, Seller, Buyer and Westminster entered into a Convertible Promissory Note Purchase Agreement in October 2015, and as amended in June 2016 (the “Note Purchase Agreement”), together with multiple Note Agreements and various exhibits attached thereto (collectively, the “Notes”), for an aggregate principal amount of $1,500,000, as evidenced by a Note Purchase Agreement and Notes, copies of which are attached hereto as Exhibit B and made a part hereof; and together with together with certain warrant agreements to purchase an aggregate of 510,001 shares of Common Stock of the Parent at $0.01 per share, which have been exercised and are now issued and outstanding shares of Common Stock of Parent (the “Issued Shares”).

WHEREAS, subject to the terms and conditions hereof, Seller desires to sell to Buyer the Seller’s Equity Interest in Westminster and Buyer wishes to purchase such Seller’s Equity Interest from Seller.

NOW, THEREFORE, intending to be legally bound, and in consideration of the promises and the mutual representations, warranties, covenants and agreements contained in this Agreement, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

1.1

Defined Terms. Capitalized terms used in this Agreement (including in the recitals hereto) without other definition shall have the meanings described on Exhibit A, unless the context clearly requires otherwise:

ARTICLE II

PURCHASE PRICE

2.1

Purchase Price. The aggregate consideration (the “Purchase Price”) that Buyer shall pay to Seller for the Seller’s Equity Interest shall be the following:

2.1.1

A cash payment in immediately available funds, of One Hundred Thousand Dollars ($100,000) due on the Settlement Date by Buyer to Seller;

2.1.2

The cancellation of an aggregate of One Million Five Hundred Thousand Dollars ($1,500,000) of principal outstanding senior secured debt of Westminster under the Note Purchase Agreement and Notes, together with all obligations, interest and rights associated therewith (the “Loan Cancellation”), loaned by Buyer to Westminster and Seller, listed hereto on Exhibit B, together with the Cancellation and Termination of Promissory Note Agreement, as attached as Exhibit C; and

2.1.3

The issuance of a warrant to purchase One Million Five Hundred Thousand (1,500,000) shares of Common Stock of Seller at an exercise price of One Cent (US$0.01) per share, pursuant to the term and conditions of the Warrant Agreement, attached hereto as Exhibit D.

ARTICLE III

CLOSING; CONDITIONS PRECEDENT

3.1

Closing.

3.1.1

Time and Place of the Closing. Subject to the terms and conditions hereof, including Article 8 (Termination), the closing of the transactions contemplated by Article 2 (the “Closing”) shall take place on December 31, 2016, also referred to as the “Closing Date”).

3.1.2

Actions at the Closing. At the Closing, the Parties (as applicable) shall take or cause to be taken the following actions (the “Closing Actions”):

3.1.2.1

Ownership of Equity Interests by Buyer. Upon receipt of the mutually executed Transaction Documents by Seller, the Buyer shall become the sole member of Westminster with the rights and obligations associated with the ownership of all Equity Interests in Westminster.

3.1.2.2

Additional Actions. The Parties shall execute and deliver, or cause to be executed and delivered, all other documents, and take such other actions, in each case as shall be reasonably requested by either Party as necessary or appropriate to consummate the transactions contemplated hereby, all in accordance with the provisions of this Agreement.

3.1.3

Conditions Precedent to Obligations of Buyer at the Closing. The obligation of Buyer to consummate the transactions contemplated hereby shall be subject to the satisfaction, at or prior to the Closing, of the following conditions precedent, any of which may be waived by Buyer in its sole discretion:

3.1.3.1

Performance of Closing Actions. Seller shall have tendered performance of the Closing Actions applicable thereto.

3.1.3.2

Representations and Warranties. The representations and warranties made by Seller set forth in Article 4 shall be true and correct in all material respects as of the Agreement Date and the Closing Date (except that those representation or warranties which address matters only as of a particular date shall have been true and correct only on such date).

3.1.3.3

Resignations. Seller shall deliver to Buyer resignations of all of the managers and officers of Westminster appointed by Seller with such resignations to be effective upon payment by Buyer of the Purchase Price in accordance with Section 3.1.2.1 above.

3.1.4

Conditions Precedent to Obligations of Seller at Closing. The obligation of Seller to consummate the transactions contemplated hereby shall be subject to the satisfaction, prior to the Closing, of the following conditions precedent, any of which may be waived by Seller in its sole discretion:

3.1.4.1

Performance of Closing Actions. Buyer shall have tendered performance of the Closing Actions applicable thereto.

3.1.4.2

Representations and Warranties. The representations and warranties set forth in Article 5 shall be true and correct in all material respects as of the Agreement Date and the Closing Date (except to the extent a representation or warranty speaks specifically as of an earlier date, in which case as of such date).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER

4.1

General Representations and Warranties Regarding Seller. The Seller represents and warrants to Buyer as of the Agreement Date and as of the Closing Date as follows:

4.1.1

Organization. Such Seller is a corporation organized, validly existing and in good standing under the Laws of the State of Delaware.

4.1.2

Authority and Power. Such Seller has the requisite corporate power and authority to enter into each of the Transaction Documents to which it is or will be a party (the “Seller Transaction Documents”), consummate each of the transactions and undertakings contemplated thereby, and perform all of the terms and conditions thereof to be performed by such Seller. The execution, delivery and performance of each Seller Transaction Document and the consummation of the transactions and undertakings contemplated thereby have been duly authorized by all requisite corporate action on the part of such Seller under its Charter Documents.

4.1.3

Valid and Binding Obligations. Each Seller Transaction Document has been, or will be when executed and delivered, duly and validly executed and delivered by such Seller, and is, or will be when executed and delivered, enforceable against such Seller in accordance with the terms thereof, except as such enforceability may be limited or denied by (a) applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights and the enforcement of debtors’ obligations generally, and (b) general principles of equity, regardless of whether enforcement is pursuant to a proceeding in equity or at law (the “Enforceability Exceptions”).

4.1.4

Approvals and Consents. Assuming the accuracy of the representations and warranties of Buyer set forth herein, such Seller is not, and such Seller will not be, required to give any notice, make any filing, or obtain any consent or approval (including Governmental Approvals and consents or approvals of any third party) to execute, deliver or perform any of the Seller Transaction Documents or to consummate the transactions contemplated thereby.

4.1.5

No Violations. The execution, delivery and performance by such Seller of each of the Seller Transaction Documents does not and will not, and the consummation of the transactions contemplated hereby and thereby will not, (a) violate the Charter Documents of such Seller; (b) violate or be in conflict with, or constitute a default under, any Contract to which such Seller is a party or by which any of such Seller’s properties or assets are or may be bound that, in any case, would materially adversely affect the ability of such Seller to perform any of its obligations under the Seller Transaction Documents; or (c) violate any applicable Law, order, judgment decree or consent that, in any case, would materially adversely affect the ability of such Seller to perform any of its obligations under the Seller Transaction Documents.

4.1.6

No Litigation. Other than as listed on Schedule 4.1.6, there are no Actions pending or, to such Seller’s Knowledge, threatened against such Seller that would reasonably be expected to have a Material Adverse Effect on the ability of such Seller to perform its obligations under the Seller Transaction Documents or to consummate the transactions contemplated thereby.

4.1.7

Seller’s Equity Interest. Seller is the record and beneficial owner of and has good and marketable title to the Seller’s Equity Interest free and clear of all Liens, other than Permitted Encumbrances. The Seller’s Equity Interest constitutes one hundred percent (100%) of all Ownership Interests in Westminster. At Closing, Seller will cause to be transferred all of the Seller’s Equity Interest in Westminster to Buyer free and clear of all Liens, other than Permitted Encumbrances. Immediately after the Closing, Buyer shall own one hundred percent (100%) of the Equity Interests of Westminster.

4.1.8

Brokers. Neither Seller, nor any Affiliate of Seller, nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions, finder’s fees or other similar obligations in connection with the transactions provided for in the Transaction Documents. Neither Westminster nor any of its respective officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions, finder’s fees or other similar obligations in connection with the transactions provided for in the Transaction Documents.

4.2

Representations and Warranties Regarding Westminster and the Business. Seller represents and warrants to Buyer, with respect to Westminster and the Business, as follows (except as set forth in the Seller Disclosure Schedules):

4.2.1

Organization of Westminster. Westminster is organized, validly existing and in good standing under the laws of the State of Delaware. Westminster is qualified to do business in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary and where failure so to qualify would have a Material Adverse Effect. The Limited Liability Company Agreement of Westminster is attached hereto as Exhibit F.

4.2.2

Contracts. Schedule 4.2.2 contains a true, correct and complete list of all Material Contracts and all amendments and supplements thereto to which Westminster is a party or by which its assets are subject. True, correct and complete copies of all Material Contracts listed on Schedule 4.2.2, including any amendments, have been delivered to either Buyer or its counsel prior to the Agreement Date.

4.2.3

Capitalization. Seller is the record and beneficial owner of, and holds good and valid title to, the Equity Interests free and clear of all Liens, other than Permitted Encumbrances. The Equity Interests constitute One Hundred percent (100%) of the Ownership Interests in Westminster. Seller is the sole Member of Westminster. At Closing, Seller will cause to be transferred all of the Equity Interests of Westminster to Buyer free and clear of all Liens, other than Permitted Encumbrances. Immediately after the Closing, Buyer shall own 100% of the Equity Interests of Westminster. Westminster is not subject to any Contracts or other arrangements with respect to voting rights or transferability, and there are no outstanding options, warrants, profits interests, rights (including conversion or preemptive rights) or Contracts for the purchase or acquisition of any portion of Westminster’s interests or securities convertible or exchangeable for any portion of Westminster, including any of the foregoing issued or entered into with any independent contractor providing services in connection with the Business, other than as provided in this Agreement or as may have been created by or through Buyer. Westminster is (a) not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of its Equity Interests or (b) has not violated in any material respect any applicable federal or state securities laws in connection with the offer, sale or issuance of any of its Equity Interests.

4.2.4

Financial Statements. The unaudited financial statements of Westminster as of December 31, 2016, attached hereto as Exhibit E (including balance sheets and income statement) (the “Financial Statements”), fairly present the financial condition and results of operations of Seller for the period then ended.

4.2.5

Litigation. Other than as listed on Schedule 4.1.6, there are no Actions pending, nor to Seller’s Knowledge, threatened against Westminster or against any of Westminster’s properties or assets that challenge the validity or propriety of the transactions contemplated by this Agreement.

4.2.6

Inventory and Other Tangible Personal Property. Schedule 4.2.6, attached to this Agreement, is a complete and accurate schedule describing and specifying the location of all Inventory, and equipment, furniture, supplies, documentation, and all other tangible personal property owned by, or in possession of, or used by the Westminster in connection with the Business.

4.2.7

Trade Names, Trademarks. Westminster owns (through common law) unregistered trademark “Westminster Pharmaceuticals, LLC.”

4.2.8

Compliance with Laws. (i) Westminster has complied in all material respects with all applicable Laws; (ii) no notice, charge, claim, action or assertion has been filed, commenced or threatened in writing against Westminster alleging any violation of any of the foregoing, which such notice, charge, action or assertion remains threatened or pending; (iii) to Seller’s Knowledge, no investigation with respect to any of the foregoing has been commenced and remains unresolved.

4.2.9

Permits and Other Governmental Approvals. True and correct copies of each permit and other Governmental Approval that has been obtained by or for the benefit of Westminster have been made available to Buyer. To Seller’s Knowledge, all permits or other Governmental Approvals necessary for the ownership and operation of the Business that are required have been obtained and are held by Westminster. To Seller’s Knowledge (a) each such permit or other Governmental Approval currently held by Westminster is in full force and effect and not subject to any current legal proceeding, and (b) Westminster is not in violation in any material respect of any such permits or other Governmental Approvals. There are no proceedings pending, or to Seller’s Knowledge threatened, which might reasonably be expected to result in the revocation or termination of any such permit or other Governmental Approval currently held by Westminster in respect of the Business or the imposition of any penalty or material condition thereunder.

4.2.10

Books and Records. Seller has made available to Buyer a true, complete and correct copy of the books and records of Westminster. The books and records have been kept and maintained in all material respects as required by applicable Laws.

4.2.11

Service Providers. Westminster has current contractual relationships with the Service Providers listed on Schedule 4.2.2.

4.2.12

Subsidiaries and Joint Ventures. Westminster does not own any capital stock, security, partnership interest or other equity interest of any kind in any corporation, partnership, limited liability company, joint venture, association or other entity.

4.2.13

Disclaimer. EXCEPT AS EXPRESSLY SET FORTH HEREIN, SELLER DISCLAIMS ALL OTHER EXPRESS AND IMPLIED WARRANTIES RELATING TO THE EQUITY INTERESTS AND THE BUSINESS, INCLUDING ANY WARRANTY REGARDING WESTMINSTER’S FUTURE OPERATIONS, FINANCIAL REQUIREMENTS OR PERFORMANCE.

ARTICLE V

REPRESENTATIONS, WARRANTIES AND ACKNOWLEDGEMENTS OF BUYER

5.1

Representations and Warranties of Buyer. Buyer hereby represents and warrants to Seller jointly and severally, as of the Agreement Date and as of the Closing Date as follows (except as set forth on the Buyer Disclosure Schedules):

5.1.1

Individuals. Gajan A. Mahendiran and Amudha Mahendiran are husband and wife and purchase the Equity Interests as tenants by entirety.

5.1.2

Authority and Power. Buyer has the requisite limited liability company power and authority to enter into each of the Transaction Documents to which it is or will be a party (the “Buyer Transaction Documents”), consummate each of the transactions and undertakings contemplated thereby, and perform all the terms and conditions thereof to be performed by it. The execution, delivery and performance of each Buyer Transaction Document and the consummation of each of the transactions and undertakings contemplated thereby have been duly authorized by all requisite limited liability company action on the part of Buyer under its Charter Documents.

5.1.3

Valid and Binding Obligations. Each of the Buyer Transaction Documents has been, or will be when executed and delivered, duly and validly executed and delivered by Buyer, and is, or will be when executed and delivered, enforceable against Buyer in accordance with the terms thereof, except as may be limited or denied by the Enforceability Exceptions.

5.1.4

Approvals and Consents. Buyer is not, and will not be, required to give any notice, make any filing, or obtain any consent or approval (including Governmental Approvals and consents or approvals of any third party) to execute, deliver or perform each Buyer Transaction Document or to consummate the transactions contemplated thereby .

5.1.5

No Violations. The execution, delivery and performance by Buyer of each Buyer Transaction Document does not and will not, and the consummation of the transactions contemplated thereby will not (a) violate or be in conflict with, or constitute a default under, any Contract to which Buyer is a party or by which any of Buyer’s properties or assets are or may be bound that, in any case, would materially affect the ability of Buyer to perform its obligations under the Buyer Transaction Documents, or (b) violate any applicable Law that, in any case, would materially adversely affect the ability of Buyer to perform its obligations under the Buyer Transaction Documents.

5.1.6

No Litigation. There are no Actions pending or, to Buyer’s Knowledge, threatened against Buyer that would reasonably be expected to have a material adverse effect on the ability of Buyer to perform its obligations under the Buyer Transaction Documents or to consummate the transactions contemplated thereby.

5.1.7

Securities Law Matters. Buyer hereby acknowledges that the Equity Interests have not been registered under the Securities Act, or registered or qualified for sale under any state securities laws, and cannot be resold without registration thereunder or exemption therefrom, to the extent such Laws are applicable. Buyer is an “accredited investor,” as such term is defined in Regulation D of the Securities Act, and will acquire the Equity Interests for its own account and not with a view to a sale or distribution thereof in violation of the Securities Act, and the rules and regulations thereunder, any applicable state “blue sky” laws or any other applicable securities laws. Buyer has sufficient knowledge and experience in financial and business matters to enable it to evaluate the risks of investment in the Equity Interests and at the Closing will have the ability to bear the economic risk of this investment for an indefinite period of time. Buyer acknowledges that it has been afforded an opportunity to request and to review all information considered by Buyer to be necessary to make the investment decision to enter into this Agreement and to consummate the transactions contemplated hereby.

5.1.8

Neither Buyer, nor any Affiliate of Buyer, nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions, finder’s fees or other similar obligations in connection with the transactions provided for in the Transaction Documents.

ARTICLE VI

COVENANTS

6.1

Tax Matters.

6.1.1

Tax Returns. Following the Closing Date, Seller agrees that Buyer shall file all Tax Returns for Westminster after 12/31/16, except any Tax Returns related to Seller’s Tax liabilities related to the transactions contemplated by this Agreement.

6.1.2

Tax Proceedings. With respect to any Tax specifically for the time prior to the Closing, for which Seller is responsible under Section 6.1.1, Seller shall have the right, at their sole cost and expense, to control the prosecution, settlement or compromise of any proceeding involving such Tax. Buyer shall (and shall cause Westminster to) take such action in connection with any such proceeding as Seller shall reasonably request from time to time to implement the preceding sentence, including the selection of counsel and experts and the execution of powers of attorney. Buyer shall (and shall cause Westminster to) give written notice to Seller of its receipt of any notice of any audit, examination, claim or assessment for any Tax for which Seller are responsible within ten (10) days after its receipt of such notice; failure to give any such written notice within such 10-day period shall limit Seller’ indemnification obligation pursuant to this Agreement to the extent it is actually prejudiced by such failure.

6.1.3

Cooperation. Seller shall grant to Buyer (or its designees) access at all reasonable times to all of the existing information, books and records relating to Westminster within the possession of Seller that are not transferred to Buyer (including workpapers and correspondence with Taxing Authorities), and shall afford Buyer (or its designees) the right (at Buyer’s expense) to take extracts therefrom and to make copies thereof, to the extent reasonably necessary to permit Buyer (or its designees) to prepare Tax Returns, respond to Tax audits and investigations, prosecute Tax protests, appeals and refund claims and to conduct negotiations with Taxing Authorities. Buyer shall grant or cause Westminster to grant to Seller (or their designees) access at all reasonable times to all of the information, books and records relating to Westminster for taxable periods and portions of taxable periods through the Closing Date within the possession of Buyer (including workpapers and correspondence with Taxing Authorities if in existence) or Westminster, and shall afford Seller (or their designees) the right (at Seller’ expense) to take extracts therefrom and to make copies thereof, in each case to the extent reasonably necessary to permit Seller (or its designees) to prepare Tax Returns, respond to Tax audits and investigations, prosecute Tax protests, appeals and refund claims and to conduct negotiations with Taxing Authorities.

6.2

Transition Assistance.

6.2.1

For a period of six (6) months following the Closing Date, Seller agrees to provide Buyer such reasonable professional consulting advice, as the Buyer may request from time to time, in order to facilitate an effective and efficient leadership transition (the “Transition Assistance”), in exchange for $15,000.00 per month, payable in advance by Westminster to Seller. Buyer may terminate the Transition assistance at any time. The Transition Assistance shall include: (a) management consulting advice at executive level (Suren Ajjarapu), and (b) a dedicated part-time human resources services and controller services of the Seller. Any business information shared by Buyer and/or Westminster to Seller shall be considered jointly owned information by both Westminster and Seller. Transition Assistance shall further include the use of three (3) desk spaces at Seller’s Odessa office location for a period of ninety (90) days after the Closing Date. Seller will also assist Buyer with Buyer’s 13D SEC filings required immediately after the Closing, and Buyer will reimburse Seller for any reasonable legal fees associated therewith.

6.2.2

In the absence of gross negligence, fraud or reckless or willful misconduct on Seller’s part, and whether or not it is negligent, Seller shall not be liable for any Losses arising out of Seller providing or failing to provide the Transition Assistance.

6.2.3

It is expressly acknowledged that with regards to the Transition Assistance, Seller shall be an "independent contractor," and will not act as an employee, agent or other representative of Westminster or Buyer for any purpose whatsoever. With respect to this Section 6.2: (i) Neither Buyer nor Westminster shall have the ability to exercise control or direction over the manner or method by which the Seller performs the Transition Assistance that are the subject matter of this Section 6.2, and (ii) in all matters relating to the Transition Assistance, each of Westminster and Seller will be solely responsible for the acts of its employees and agents, and employees or agents of one party will not be considered employees or agents of the other party nor entitled to any employee benefits of such other party as a result of the Transition Assistance. Neither party will have any right, power or authority to create any obligation, express or implied, on behalf of any other party, or in any way bind or commit any other party to any obligations. Nothing in this Agreement is intended to create or constitute a joint venture, partnership, agency, trust or other association of any kind among the parties or persons referred to herein and each party will be responsible only for its respective obligations as set forth in this Agreement.

6.2.4

In connection with the Transition Assistance, Seller’s liability for damages to Westminster and/or Seller for any cause whatsoever, and regardless of the form of action, whether in contract or in tort, including negligence, gross negligence or willful misconduct, shall be capped at $10,000.

6.2.5

IN NO EVENT SHALL EITHER PARTY BE LIABLE UNDER ANY THEORY, WHETHER IN TORT, CONTRACT, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY, FOR ANY PUNITIVE, EXEMPLARY, SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING, WITHOUT LIMITATION, DAMAGES FOR LOSS OF REVENUES, BUSINESS INTERRUPTION OR ANY OTHER LOSS) ARISING FROM OR RELATING TO ANY CLAIM MADE UNDER THIS AGREEMENT OR REGARDING THE PROVISION OR THE FAILURE TO PROVIDE ANY SERVICES, REGARDLESS OF WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

6.2.6

SELLER SPECIFICALLY DISCLAIMS ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, ARISING OUT OF OR RELATED TO THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NONINFRINGEMENT, EACH OF WHICH IS HEREBY EXCLUDED BY AGREEMENT OF THE PARTIES. SELLER AND WESTMINSTER AND BUYER AGREE THAT THE TRANSITION SERVICES ARE SERVICES FOR PURPOSES OF THE UNIFORM COMMERCIAL CODE AND THEREFORE THE PROVISIONS OF THE UNIFORM COMMERCIAL CODE SHALL NOT APPLY TO SECTION 6.2.

6.3

Software Assignment.

6.3.1

Seller shall use Reasonable Commercial Efforts to assign the Software listed on Schedule 6.3 to Westminster within ninety (90) days after the Closing Date, as such Software is considered an asset of the Business, as listed in the Financial Statements. Once the Software is assigned, for a period of one (1) year thereafter, Buyer shall grant or cause Westminster to grant to Seller (or their designees) access at all reasonable times to all of the data, information, and records relating to Westminster or the Seller for taxable periods and portions of taxable periods through the Closing Date held in the Software.

6.4

Non-Solicitation. For a period of four (4) years after the Closing Date, neither Buyer nor Westminster (nor any of their affiliates) shall solicit, encourage, or take any other action which is directly or indirectly intended to induce any existing employee, contractor or consultant of Seller (or any of its subsidiaries or affiliates) to terminate employment with Seller (or any of its subsidiaries or affiliates).

ARTICLE VII

INDEMNIFICATION

7.1

Non-Recourse. Except as expressly set forth in this Agreement, no Party shall have recourse whatsoever under this Agreement against any of the Representatives of the other Party (including for such purposes, the Representatives of any Affiliate of a Party). Each Party, on behalf of itself and its Affiliates, hereby fully and irrevocably waives any right, claim or entitlement whatsoever against such Representatives relating to any and all Liabilities suffered or incurred by any of them arising from, based upon, related to, or associated with this Agreement, the Material Contracts in Schedule 4.2.2, or the transactions contemplated hereby (including any breach, termination or failure to consummate such transactions) in each case whether based on contract, tort, strict liability, other laws or otherwise and whether by piercing of the corporate veil, by claim on behalf of or by a Party hereto or other Person or otherwise.

7.2

Indemnification and Damages.

7.2.1

Indemnification of Buyer. Seller hereby agrees to indemnify, defend and hold Buyer, its affiliates and their respective directors, managers, officers, employees and agents (collectively, the “Buyer Parties”) harmless from any and all liabilities, obligations, claims, contingencies, damages, costs, deficiencies and expenses, including all investigative costs, court costs, litigation expenses and reasonable attorneys’ and accountants’ fees (collectively, “Losses”) that any Buyer Party may suffer or incur as a result of or relating to:

7.2.1.1

the misrepresentation or breach of any representation or warranty made by Seller in this Agreement, or any allegation by a third party that, if true, would constitute such a misrepresentation or breach;

7.2.1.2

the breach of any covenant or agreement made by Seller in this Agreement or pursuant hereto or any allegation by a third party that, if true, would constitute such a breach; or

7.2.1.3

any liability arising from the operation of Westminster by Seller on or prior to the Closing Date, other than the Liabilities expressly assumed by Buyer under this Agreement.

7.2.2

Indemnification of Seller. Buyer hereby indemnifies, defends and holds Seller, and its Affiliates, directors, managers, officers, employees and agents (collectively, the “Seller Parties”) harmless from any and all Losses that any Seller Party may suffer or incur as a result of or relating to:

7.2.2.1

the misrepresentation or breach of any representation or warranty made by Buyer in this Agreement or pursuant hereto or any allegation by a third party that, if true, would constitute such a misrepresentation or breach;

7.2.2.2

the breach of any covenant or agreement made by Buyer in this Agreement or pursuant hereto or any allegation by a third party that, if true, would constitute such a breach; or

7.2.2.3

the failure of Buyer to perform and discharge in full, in a due and timely manner, the Liabilities expressly assumed by Buyer under this Assignment or failure by Buyer to assign and/or transfer to Seller Equity Interests.

7.2.3

Survival. The representations, warranties, covenants and agreements of Seller, and Buyer made in or pursuant to this Agreement will survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby for a period of one (1) year following the Closing Date.

7.2.4

No Consequential Damages and Maximum Liability. Notwithstanding anything to the contrary contained in this Agreement or provided for under any applicable law, no party hereto shall be liable to any other Person, either in contract or in tort, for any consequential, incidental, indirect, special or punitive damages of such other Person, including any loss of future revenue, or income or proﬁts, or any diminution of value or multiples of earnings damages relating to the breach or alleged breach hereof, whether or not the possibility of such damages has been disclosed to the other party in advance or could have been reasonably foreseen by such other party. The maximum liability of either Party under this Article 7 or otherwise under this Agreement shall not exceed twenty percent (20%) of the Loan Cancellation amount in Section 2.1.

ARTICLE VIII

TERMINATION

8.1

Termination of Agreement. This Agreement may be terminated at any time prior to the Closing by either Party for any reason with a written notice including email communication

8.2

Effect of Termination. In the event of a termination of this Agreement as provided in Section 8.1, this Agreement shall cease to have force and effect, and there shall be no further liability or obligation on the part of any Party, except that (a) the provisions of this Section 8.2 and 9 shall continue to apply following any such termination, (b) each Party shall continue to be liable for any willful and material breach by such Party of its representations, warranties or covenants contained in this Agreement occurring prior to such termination and (c) Material Contracts shall continue to remain in full force and effect.

ARTICLE IX

MISCELLANEOUS

9.1

Further Assurances. From time to time after the Closing, upon the request of any other Party and without further consideration, each Party shall execute and deliver to the requesting Party such documents and take such action as the requesting Party reasonably requests to consummate more effectively the intent and purpose of the Parties under this Agreement and the transactions contemplated hereby.

9.2

Notices. Any notice, statement, demand, claim, offer or other written instrument required or permitted to be given pursuant to this Agreement shall be in writing signed by the Party giving such notice and shall be sent by facsimile or other electronic transmission (and, if by facsimile, also by email), hand messenger delivery, overnight courier service, or certified mail (receipt requested) to the other Party at the address set forth below:

(a)

If to Seller, at:

Gajan A. Mahendiran and Amudha Mahendiran

(b)

If to Buyer, at:

TRXADE GROUP, INC.

1115 Gunn Hwy Suite 201

Odessa, FL 33556

Attention: Suren Ajjarapu, President

Each Party shall have the right to change the place to which notices shall be sent or delivered or to specify one additional address to which copies of notices may be sent, in either case by similar notice sent or delivered in like manner to the other Party. Without limiting any other means by which a Party may be able to prove that a notice has been received by another Party, all notices and communications shall be deemed to have been duly given: (i) at the time delivered by hand, if personally delivered; (ii) five (5) Business Days after being deposited in the mail, postage prepaid, if mailed by first class certified mail, receipt requested; and (iii) when received, if sent by courier, facsimile or other electronic transmission, if received prior to 5 p.m., recipient’s time, on a Business Day, or on the next Business Day, if received later than 5 p.m., recipient’s time. In any case hereunder in which a Party is required or permitted to respond to a notice from another Party within a specified period, such period shall run from the date on which the notice was deemed duly given as above provided, and the response shall be considered to be timely given if given as above provided by the last day of the period provided for such response.

9.3

Entire Agreement; Amendments. This Agreement and the other Transaction Documents constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, of the Parties with respect to the subject matter hereof, including but not limited any prior term sheets or letters of intent. Any oral representations or modifications concerning this instrument shall be of no force or effect unless contained in a subsequent written modification signed by the Party to be charged. This Agreement may be amended or modified only by a written instrument executed by the Parties.

9.4

Successors and Assigns. This Agreement and the other Transaction Documents shall be binding upon, and shall inure to the benefit of, and shall be enforceable by, the Parties and their respective successors and permitted assigns.

9.5

Currency Matters. U.S. Dollars shall be the currency of account in the case of all obligations arising under or relating to this Agreement.

9.6

Governing Law. This Agreement, and any instrument or agreement required hereunder (to the extent not otherwise expressly provided for therein), shall be governed by, and construed under, the laws of the State of Florida, without reference to conflicts of laws rules. The Parties agree that any action, dispute or question by or against any party (or its affiliates or designees) arising as to the interpretation of any clause of, or the rights and liabilities of the parties under, in any manner relating to, this Agreement and the purchase of Seller’s Equity Interest and the Business associated therewith, if not resolved by negotiation, shall be referred to binding arbitration before a single arbitrator in Tampa, FL, under the rules and procedures of the American Arbitration Association relating to the selection of arbitrators for the determination of issues. This agreement to arbitrate is supported by adequate consideration, receipt of which is acknowledged. The decision of the arbitrator will be binding, final and conclusive on the parties, and judgment on the arbitrators decision may be entered in any court having jurisdiction thereof. This agreement to arbitrate is binding upon the respective successors, heirs, legal representatives, assigns and transferees of the parties. The arbitrator may, sua sponte or upon the written request of a party, issue written directions as to the scope and timetable for discovery. In the event that the arbitrator should determine that the matter(s) in dispute may be resolved by a review of a written record, and that a hearing is not necessary, each party waives the right to a hearing. The arbitrator shall be charged to render a written opinion reciting the facts as determined and the applicable law as applied. Except to the extent limited under the Agreement, the arbitrator may award injunctive and other equitable relief, as well as an award of monetary damages. No claim of fraud, duress or other basis for revocation of contract made with respect to this Agreement shall limit or preclude the enforcement of this Agreement to arbitrate except as such fraud, duress or other basis for revocation shall arise with particularity to this agreement to arbitrate. The award of the arbitrator may allocate attorneys’ fees and expenses (at such amount as the Arbitrator may deem appropriate.

9.7

Expenses. Regardless of whether the transactions contemplated by this Agreement are consummated, each Party shall bear responsibility for its own costs and expenses in connection with the Transaction Documents and the transactions contemplated hereby or thereby, including the fees and expenses of its legal counsel and other consultants and advisors in connection with any Transaction Document, except as may be otherwise provided therein, and Westminster shall not incur any costs or expenses in connection with this Agreement and the transaction contemplated hereby.

9.8

Confidential Information. From and after the Closing Date, Seller will hold, and will cause their respective Affiliates and Representatives to hold, in strict confidence from any other Person all information and documents relating to Westminster and the Business (“Confidential Information”), provided that nothing in this sentence shall limit the disclosure by any Party of any information (a) to the extent required by Law or judicial process (provided that if permitted by Law, each Party agrees to give the other Party prior notice of such disclosure in sufficient time to permit such other Party to obtain a protective order should they so determine), (b) in connection with any litigation among the Parties (provided that such Party has taken all reasonable actions to limit the scope and degree of disclosure in any such litigation), (c) in an Action brought by a Party in pursuit of its rights or in the exercise of its remedies under the Transaction Documents, (d) to the extent that such documents or information can be shown to have come within the public domain through no action or omission of the disclosing Party or its Affiliates or Representatives, and (e) to its Affiliates (but the Party shall be liable for any breach by its Affiliates). In the event this Agreement is terminated under Section 8.1, upon the request of any Party, the other Party will, and will cause its Affiliates and Representatives to, promptly (and in no event later than five (5) Business Days after such request) redeliver or destroy, or cause to be redelivered or destroyed, all copies of confidential documents and information furnished by such other Party in connection with this Agreement and destroy or cause to be destroyed all notes, memoranda, summaries, analyses, compilations and other writings related to or based on such information or documents prepared by the Party furnished with such documents and information or its Representatives.

9.9

Public Statements. All Parties shall not (and shall cause its Affiliates and Representatives not to) release any public statement regarding the transactions contemplated hereunder without the other Party’s prior written consent; provided, however, that Seller may at any time make disclosure if it is advised by outside legal counsel to Seller that such disclosure is required under applicable law, regulatory authority or stock exchange listing agreement.

9.10

Joint Effort. Preparation of this Agreement has been a joint effort of the Parties and the resulting document shall not be construed more severely against one Party than against any other Party.

9.11

Captions. The captions contained in this Agreement are for convenience and reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained herein.

9.12

Severability. The invalidity of one or more phrases, sentences, clauses, Sections or Articles contained in this Agreement shall not affect the validity of the remaining portions of this Agreement so long as the material purposes of this Agreement can be determined and effectuated.

9.13

Counterparts. This Agreement may be executed in one or more counterparts, each of which shall constitute an original but all of which, taken together, shall constitute but one agreement.

9.14

Third Parties. Except as otherwise expressly provided in this Agreement, nothing contained in this Agreement shall be construed to create any right in, duty to, standard of care with respect to, or any liability to any Person who is not a party to this Agreement.

9.15

No Waiver. Any failure of a Party to enforce any of the provisions of this Agreement or to require compliance with any of its terms at any time during the pendency of this Agreement shall in no way affect the validity of this Agreement, or any part hereof, and shall not be deemed a waiver of the right of such Party thereafter to enforce any and each such provision.

9.16

Delivery by Facsimile or PDF. This Agreement, and any amendments hereto or, to the extent signed and delivered by means of a facsimile machine or electronic transmission in portable document format (pdf), shall be treated in all manner and respects as an original Contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any Party, each other Party shall re-execute original forms thereof and deliver them to the other Party. No Party shall raise the use of a facsimile machine or electronic transmission in pdf to deliver a signature or the fact that any signature was transmitted or communicated through such means as a defense to the formation of a Contract and each Party forever waives any such defense.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Purchase and Sale Agreement to be duly executed and delivered as of the Agreement Time.

BUYER: Gajan A. Mahendiran and Amudha Mahendiran

By: _____________________________________
Gajan A. Mahendiran
By: _____________________________________
Amudha Mahendiran

SELLER:
TRXADE GROUP, INC..

By: _____________________________________
Name: Suren Ajjarapu, CEO

[SIGNATURE PAGE TO PURCHASE AND SALE AGREEMENT]